UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
January 14, 2010

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 14, 2010, the Board of Directors of The Estée Lauder Companies Inc. increased its size to fourteen members and elected Richard F. Zannino as a member of the Board and of the Audit Committee.  The appointments are effective January 14, 2010.

Mr. Zannino, 51, is a Managing Director at the private equity firm CCMP Capital Advisors, LLC, a position he has held since July 2009.  He is on the firm’s investment committee and co-heads the consumer, retail and media practices.  Prior to joining CCMP Capital, he was Chief Executive Officer and member of the Board of Directors of Dow Jones & Company from February 2006 until his resignation in January 2008, shortly after its acquisition by News Corp.  Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002.  From 1998 to 2001, he was Executive Vice President of Liz Claiborne where he oversaw the finance, administration, retail fragrance and licensing divisions.  From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning and then Executive Vice President and Chief Financial Officer.  He earned his B.S. in finance and economics from Bentley College and an M.B.A. in finance from Pace University.  Mr. Zannino also serves as a Director of IAC/InterActive Corp. and a Trustee of Pace University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date:	January 14, 2010	By:	/s/ Spencer G. Smul
Spencer G. Smul Senior Vice President, Deputy General Counsel and Secretary